Exhibit 4.9

AMENDMENT OF the ASSET PURCHASE AGREEMENT

AMENDMENT OF THE ASSET PURCHASE AGREEMENT (this “Amendment”) made as of April 15, 2019 by and among B.O.S Better Online Solutions LTD., (“Buyer”), and Imdecol (“Seller”) (each, a “Party”, and together, the “Parties”).

WHEREAS, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) entered into on March 19th, 2019 by the Seller and the Buyer, the parties wish to amend the Purchase Agreement as further provided herein;

NOW, THEREFORE, the parties agree as follows:

1.	Amendments

1.1	Section 7.3(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Following the signing of this Agreement and due to the sale of Seller’s activity as specified in this Agreement, Seller shall conduct, with respect to each of Seller’s employees and officers, an employment termination process in accordance with applicable law that will include: invitation letters to a hearing prior termination, hearings prior termination and termination letters, according to which the employment relations between Seller and Seller’s employees and officers will be terminated no later than the Closing Date subject to applicable law; and the provision of all other required termination documents, including, inter alia, 161 forms and release letters to the pension funds”.

1.2	Section 7.3(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Buyer shall enter into new employment agreements with any of the Seller’s employees (in a form determined by the Buyer in its sole and absolute discretion) that wishes to be employed by Buyer and signs an Employee Certificate (as defined below), pursuant to which, their employment shall commence on the Closing Date and following the end of the prior notice period provided to them by Seller according to their employment agreement or pursuant to applicable law (employees that will consent to be employed by the Buyer, excluding each “Seller’s Officers” as defined in Section 7.3(e) hereinafter, shall be referred to as “Hired Employees”)”.

1.3	Section 7.3(g) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Seller will sign any required document that may be needed in order to transfer the pension and severance funds of Hired Employees and Seller’s Officers to Buyer”.

2.	Miscellaneous

2.1	Capitalized terms used in this Amendment that are not otherwise herein defined are used as defined in the Purchase Agreement.

2.2	This Amendment shall enter into force as of the date stated above and all other provisions of the Purchase Agreement shall remain in full force and effect.

2.3	This addendum shall be attached to the Purchase Agreement and shall constitute an integral part thereof.

2.4	Except as amended pursuant to this Amendment, the Purchase Agreement is ratified, adopted, approved and confirmed in all respects and remains in full force and effect.

3.	Governing Law

3.1	Notwithstanding the place where this Amendment may be executed, all of the terms and provisions hereof shall be construed under and governed by the substantive laws of the State of Israel, without regard to the principles of conflict of laws.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have signed this Amendment as of the date first indicated above.

Buyer

By:
Name:
Title:

Seller

By:
Name:
Title:

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made by and between B.O.S. Better Online Solutions Ltd., an Israeli company, C.N. 52-004256-5, Israel (the “Buyer”), and Imdecol Ltd., an Israeli company, C.N. 51-268769-0 (“Seller”, Buyer and Seller, each a “Party” and collectively the “Parties”) on May 30, 2019.

Reference is made to that certain Asset Purchase Agreement (the “APA”) dated as of March 19, 2019, by and between Buyer, and Seller. All capitalized terms not expressly defined herein shall have the meaning ascribed to them in the APA.

WHEREAS, the Parties have entered into this Amendment to evidence certain agreements to amend the APA.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, Buyer and Seller agree as follows:

1. Amendment of the Purchase Agreement. This Amendment amends the APA in accordance with Section 13.8 of the APA, and in the event of any conflict between the provisions of the APA and this Amendment, the provisions of this Amendment shall govern and bind the Parties.

2. Inventory Schedule. Section 1.9 of the APA will be replaced with the following: “After the Closing, a list of each item in Seller’s inventory (the “Inventory”) shall be produced as follows: (a) Buyer shall conduct an inventory count of the items of Inventory that are parts as of the Closing Date and provide Seller, by June 3, 2019, with a list of each item of the Seller’s inventory that was a part as of the Closing Date, for the Seller’s reasonable approval. (b) Seller shall provide Buyer, by June 10, 2019, with a list of the costs of the items of Inventory as of the Closing Date that were parts, as paid to third parties (the book values of such items), for the Buyer’s reasonable approval. (c) For each item of Inventory that was work in process as of the Closing Date, Seller shall provide Buyer, by June 10, 2019, with a list of each such item and the cost of the materials as paid to third parties for such item and the cost of the work hours utilized for such item as of the Closing Date (the book value of such item as of the Closing Date), for the Buyer’s reasonable approval. (d) After the lists to be provided under the preceding clauses (a), (b) and (c), have been provided and approved, they shall collectively constitute Schedule 1.9. The Inventory shall become the property of the Buyer at the Closing in return for the payment for the Inventory as set forth in this Agreement. Inventory that is not utilized by Buyer by June 30, 2020, shall be returned to Seller and if any of such Inventory was paid for by the Buyer under this Agreement such payment shall be returned to Buyer.”

3. Notwithstanding Section 13.18, no draft of Schedule 1.9 of the APA shall be provided prior to Closing.

4. Amendment of Intellectual Property Assignment Agreement Requirement. Notwithstanding any provision of the APA to the contrary, Schedule 3.2(a)(ii)(2) shall not be attached to the APA and no Intellectual Property Assignment Agreement shall be provided by the Seller or the Buyer to each other.

5. Waiver of Consents Delivery.

5.1. Notwithstanding any provision of the APA to the contrary, the Seller waives delivery of consents to the assignment of Seller’s agreements with Em Hachita Ltd. and Seller’s agreements with Em Hachita Ltd. (the “Non-Transferred Agreements”) shall not be assigned to Buyer.

5.2. Notwithstanding any provision of the APA to the contrary, the Seller’s agreements with A.A. Poliyiv (1999) Ltd. shall not be assigned to the Buyer at the Closing. Within fourteen (14) days of the Closing, Buyer shall be entitled to elect, by a notice sent within such fourteen (14) day period to the Seller, that either (i) Seller’s agreements with A.A. Poliyiv (1999) Ltd. shall be assigned to Buyer and Seller shall be obligated to provide A.A. Poliyiv (1999) Ltd.’s consent to such assignments within ten (10) days of Buyer’s request, (ii) Seller’s agreements with A.A. Poliyiv (1999) Ltd. shall also be deemed “Non-Transferred Agreements” under this Agreement, or (iii) that Seller’s agreements with A.A. Poliyiv (1999) Ltd. shall not be assigned to Buyer.

5.3. For clarity, none of Seller’s agreements with Phoenicia Flat Glass Industries Ltd. shall be assigned to Buyer.

5.4. With respect to the Non-Transferred Agreements, each of Seller and Buyer shall act as follows: (i) Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the Liabilities of Seller thereunder from and after the Closing Date (other than Retained Liabilities) and (ii) Seller shall pass along to Buyer the rights and benefits under the Non-Transferred Agreements, exercise the rights and benefits under the Non-Transferred Agreements on behalf of Buyer and in accordance with Buyer’s instructions, and hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other consideration received by Seller to the extent related to such Non-Transferred Agreement. Notwithstanding the above, warranty obligations under the Non-Transferred Agreements shall be treated as Warranty Obligations under Section 1.8 of the APA.

6. Waiver of Employment Agreement Delivery. Notwithstanding Section 3.2(a)(vi) of the APA, an employment agreement with Sergey Barslevski shall not be required to be delivered at the Closing.

7. Delivery of Certain Financial Statements. Notwithstanding Section 7.8 of the APA, the unaudited interim financial reports of Seller for the first quarters of 2019 and 2018, prepared in accordance with US GAAP, shall not be provided to Buyer. The Parties agree that Seller shall provide Buyer within ninety (90) days of Buyer’s written request, unaudited interim financial reports of the Seller for the six months ending June 30, 2019, prepared in accordance with US GAAP.

8. Compliance Cost Deduction and Indemnification.

8.1. Within five (5) months of the Closing, Buyer, in consultation with Seller, shall determine, based on market prices, the costs of Buyer’s compliance, to the satisfaction of the landlord under the Lease Agreement, with Sections 13.5 and 14.1 of the Lease Agreement (the “Compliance Cost”).

8.2. Notwithstanding anything in the APA to the contrary, upon determination of the Compliance Cost, the Compliance Cost will be deducted from any Make-Up Payment and if the Make-Up Payment is less than the Compliance Cost, any balance shall be deducted from the Deferred Payment Amount. The Seller shall indemnify the Buyer and shall pay to the Buyer at its first demand any portion of the Compliance Cost that exceeds the combined amount of the Deferred Payment Amount and the Make-Up Payment.

9. Miscellaneous Amendments. The APA shall be amended such that references to “Schedule 4.14(2)” in Sections 1.1(a), 1.5 and 7.5 of the APA shall be replaced with references to “Schedule 4.14(1)”. The references to “Section 5” in Section 3.2(a)(i) shall be replaced with a reference to “Section 4”. The last sentence of Section 4.10(a) shall be replaced with the following sentence: “Buyer shall be entitled to use the Real Property until the termination of the Lease Agreement, all subject to the terms and conditions of the Lease Agreement and the Assignment and Assumption of Lease.”

10. Miscellaneous.

10.1. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of a copy of a counterpart electronically shall have the same effect as the delivery of an original counterpart.

10.2. Governing Law. The validity and construction of this Amendment shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising under or in relation to this Amendment shall be resolved in the competent court of Tel Aviv-Jaffa district only, and each of the Parties hereby submits irrevocably to the exclusive jurisdiction of such court.

Signature Page Follows

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Amendment to be duly executed and delivered as of the date and year first above written.

B.O.S BETTER ONLINE SOLUTIONS LTD.

By:
Name:	Eyal Cohen
Title:	Co-CEO and CFO

IMDECOL LTD.

By:
Name:	Ben Zion Katz
Title:	CTO & Director

AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of September 11, 2019 by and between B.O.S. Better Online Solutions Ltd., an Israeli company, C.N. 52-004256-5, Israel (the “Buyer”), and Imdecol Ltd., an Israeli company, C.N. 51-268769-0 (“Seller”, Buyer and Seller, each a “Party” and collectively the “Parties”).

Reference is made to that certain Asset Purchase Agreement dated as of March 19, 2019, as amended (the “APA”), by and between Buyer and Seller. All capitalized terms not expressly defined herein shall have the meaning ascribed to them in the APA.

WHEREAS, the Parties have entered into this Amendment to evidence certain agreements to amend the APA.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, Buyer and Seller agree as follows:

1. Amendment of the APA. This Amendment amends the APA in accordance with Section 13.8 of the APA, and in the event of any conflict between the provisions of the APA and this Amendment, the provisions of this Amendment shall govern and bind the Parties.

2. Purchase Orders.

2.1. Section 1.7(a) of the APA shall be replaced with the following:

“Schedule 1.7(a) lists Assigned Contracts that are open customer purchase orders for goods or services, which have not been fully supplied to customers as of the Closing. Any deposit or advance payments received by Seller in connection with such Assigned Contracts (the “Advance Payments”) are due and payable to Buyer. The Seller hereby agrees that any consideration it shall receive for Rejected Contracts (as defined below) shall be promptly, and not later than within 3 business days, transferred to the Purchaser: (i) on account of the Advance Payments and (ii) as payment for the Subcontractor Services as defined under Section 1.7B below, until such obligations have been satisfied in full. For the avoidance of doubt, Buyer’s entitlement to receive payment for Advance Payment and/or for Subcontractor Services shall not be limited by the provision of Section 11 hereof.”

2.2. Schedule 1.7(a) shall be replaced with the revised Schedule 1.7(a) attached hereto as Exhibit A.

2.3. Section 1.7(b) of the APA shall be replaced with the following:

“Schedule 1.7(b) lists Assigned Contracts that are open supplier purchase orders for goods or services, which have not been fully supplied to Seller as of the Closing. Any deposit or advance payments paid by Seller for such goods or services as set forth on Schedule 1.7(b) are due and payable to Seller promptly following the date hereof.”

2.3 Section 1.7(c) shall be added to the APA as follows:

In the event that the total payment received by Buyer from the customer pursuant to any Assigned Contract reflects a profit, then Buyer shall pay Seller, within 30 days of customer’s payment, a portion of such profit corresponding to the proportion of the costs incurred by the Seller out of the entire costs incurred in the Assigned Contract.

3. Rejected Contracts.

3.1. The following section 1.7B shall be added to the APA:

“Schedule 1.7B lists open customer purchase orders for goods or services which Buyer has decided not to assume and are not Non-Transferred Agreements (as defined in Amendment No. 2 to the APA dated May 30, 2019, the “Rejected Contracts”). Buyer shall provide Seller with services as a sub-contractor (in a scope agreed upon by the Parties) in order to support the Seller’s completion of the Rejected Contracts (the “Subcontractor Services”), and shall be charged by the Buyer for the time and materials involved (as set forth is Schedule 1.7B) using the same cost principles employed for the purchase of the Assigned Contracts.”

3.2. A new Schedule 1.7B (Rejected Contracts), in the form attached hereto as Exhibit B shall be added to the APA.

4. Section 5.4 of Amendment No. 2 to the APA dated May 30, 2019 shall be cancelled. For the avoidance of doubt, the agreements referred to in Sections 5.1-5.3 shall be deemed Rejected Contracts.

5. Security Interest.

5.1. The following Section 1.7C.1 shall be added s to the APA:

“For the purpose of securing the payment in full of (a) the Advance Payments; (b) any consideration to be paid to Buyer pursuant to section 1.7B above; and (c) reimbursement to Buyer under section 8 below, the Seller shall grant Buyer the following security interests: (i) a first priority fixed pledge and charge with respect to consideration received in connection with any and all Rejected Contracts; and (ii) a first priority fixed pledge and charge with respect to all of Seller’s rights in bank account no. 71810094 and 31120053 with Bank Leumi_branch number, and any amounts as may be in such account from time to time ((i) and (ii) collectively, the “Pledges”).

5.2. The Pledges shall be granted pursuant to a Pledge Agreement substantially in the form attached as Exhibit C hereto”

5.3. The following Section 1.7C.2 shall be added to the APA:

“Concurrently with the execution of the Pledge Agreement the Seller shall provide the Buyer with a duly executed notice to the Registrar of Companies in respect of the Pledges. The Seller undertakes to cooperate with the Buyer and take any action necessary or advisable in the Buyer’s reasonable discretion to register and perfect the Pledges with the Registrar of Companies.”

6. Inventory Schedule. Schedule 1.9 of the APA shall be replaced with a revised Schedule 1.9, attached hereto as Exhibit D, detailing all inventory actually purchased under the APA.

7. Payment for Inventory.

Notwithstanding Section 2.6(b) to the APA, since Buyer’s advance payment for Inventory of NIS 1,500,000 on the Closing Date was in excess of the value of the inventory actually received by Buyer by NIS 1,023,732, Seller shall reimburse Buyer for such difference, within 3 business days from receiving any consideration for the completion of any Rejected Contracts.

8. Miscellaneous.

8.1. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of a copy of a counterpart electronically shall have the same effect as the delivery of an original counterpart.

8.2. Governing Law. The validity and construction of this Amendment shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising under or in relation to this Amendment shall be resolved in the competent court of Tel Aviv-Jaffa district only, and each of the Parties hereby submits irrevocably to the exclusive jurisdiction of such court.

Signature Page Follows

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Amendment to be duly executed and delivered as of the date and year first above written.

B.O.S BETTER ONLINE SOLUTIONS LTD.

By:
Name:	Eyal Cohen
Title:	Co-CEO and CFO

IMDECOL LTD.

By:
Name:	Ben Zion Katz
Title:	CTO & Director